SUB-ITEM 77Q:  EXHIBITS

ARTICLES SUPPLEMENTARY
OF
FEDERATED EQUITY INCOME FUND, INC.
FEDERATED EQUITY INCOME FUND, INC., a
Maryland corporation having its principal
office in the State of Maryland in Baltimore,
Maryland (hereinafter called the Corporation),
hereby certifies to the State Department of
Assessments and Taxation of Maryland that:
FIRST:  The Corporation is authorized to issue
two billion (2,000,000,000) shares of common
stock, all of which have a par value of one
tenth of one cent ($0.001) per share, with an
aggregate par value of $2,000,000.  These Articles
Supplementary do not increase the total authorized
capital stock of the Corporation or the aggregate
par value thereof. SECOND:  The Board of
Directors of the Corporation hereby reclassifies
100,000,000 shares of the authorized and
unissued shares of each of Federated Equity
Income Fund, Inc. Class A Shares, Class B Shares,
Class C Shares and Class F Shares
(a total of 400,000,000 shares), into
Federated Equity Income Fund, Inc.
Institutional Shares.THIRD:  Immediately before
the reclassification of shares as set forth
in Article SECOND hereto, the Corporation was
authorized to issue two billion (2,000,000,000)
shares of common stock, all of which have a par
value of one tenth of one cent ($0.001) per share,
with an aggregate par value of $2,000,000 which
were classified as follows:
CLASSES
SHARES
Federated Equity Income Fund, Inc. Class A Shares
   500,000,000
Federated Equity Income Fund, Inc. Class B Shares
   500,000,000
Federated Equity Income Fund, Inc. Class C Shares

   500,000,000
Federated Equity Income Fund, Inc. Class F Shares
   500,000,000
Aggregate Authorized Shares
2,000,000,000
Following the aforesaid reclassification of shares
as set forth in Article SECOND hereto, the
Corporation will be authorized to issue two billion
(2,000,000,000) shares of common stock, all
of which have a par value of one tenth of one cent
($0.001) per share, with an aggregate par value
of $2,000,000 classified as follows:
CLASSES
SHARES
Federated Equity Income Fund, Inc. Class A Shares
   400,000,000
Federated Equity Income Fund, Inc. Class B Shares
   400,000,000
Federated Equity Income Fund, Inc. Class C Shares
   400,000,000
Federated Equity Income Fund, Inc. Class F Shares
   400,000,000
Federated Equity Income Fund, Inc. Institutional
Shares
   400,000,000
Aggregate Authorized Shares
2,000,000,000
FOURTH:  The shares of common stock of the Corporation
reclassified hereby shall be subject to
all of the provisions of the Corporations charter
relating to shares of stock of the Corporation
generally and shall have the preferences, conversion
and other rights, voting powers, restrictions,
limitations as to dividends, qualifications and terms
of condition of redemption set forth in Article
FOURTH, paragraph (b) of the Articles of Incorporation
of the Corporation.
FIFTH:  The stock has been classified and reclassified
by the Board of Directors under the
authority contained in the charter of the Corporation.
SIXTH:  The Articles Supplementary will become effective
immediately upon filing with the
State Department of Assessments and Taxation of Maryland.
IN WITNESS WHEREOF, the Corporation has caused
these presents to be signed in its name and on its
behalf by its President and witnessed by its Executive
Vice President on March 20, 2012.
The undersigned, President and Executive
Vice President of the Corporation, hereby
acknowledge that these Articles Supplementary are
the act of the Corporation, and that to the best of
their knowledge, information and belief, all the
matters and facts set forth herein with respect to
the authorization and approval hereof are true
in all material respects and that this statement
is made under the penalties of perjury.
ATTEST:
FEDERATED EQUITY INCOME FUND, INC.
/s/ John W. McGonigle
By:  /s/ J. Christopher Donahue
John W. McGonigle
J. Christopher Donahue
Executive Vice President
President